Exhibit 99.1

Purchase, New York       Telephone:  914-253-2000       www.pepsico.com

Contacts:	Investor	Media
	Jamie Caulfield	Jeff Dahncke
	Senior Vice President, Investor Relations	Senior Director, Media Bureau
	914-253-3035	914-253-3941
	jamie.caulfield@pepsico.com	jeff.dahncke@pepsico.com

PepsiCo Announces Removal of Wimm-Bill-Dann Credit Ratings

PURCHASE, N.Y. – JUNE 6, 2011 – PepsiCo, Inc. (NYSE: PEP) announced today that, in connection with its acquisition of Wimm-Bill-Dann Foods OJSC (WBD), WBD will withdraw all credit ratings of Russian and international rating agencies, including the ratings of Moody's and Standard & Poor's, assigned to WBD and its bonds.  WBD’s withdrawal of the ratings is being undertaken to capture cost synergies and is a previously planned step in the acquisition integration process.

About PepsiCo
PepsiCo offers the world's largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses -- Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi Cola -- also make hundreds of other enjoyable foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo's people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo's promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.

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